EXHIBIT 4g





                               BOARD OF DIRECTORS

                            APPROVED January 30, 1998



            Whereas, Pacific Telesis Group ("PTG") is the owner of all the common securities (the "Common Securities") of Pacific Telesis Financing I ("Financing I") and of Pacific Telesis Financing II ("Financing II" and, together with Financing I, the "trusts"); and

            Whereas, Financing I is the issuer of 7.56% Trust Originated Preferred Securities (the "Financing I Preferred Securities") and Financing II is the issuer of 8 1/2% Trust Originated Preferred Securities issued by Financing II (the "Financing II Preferred Securities" and, together with the Financing I Preferred Securities, the "Preferred Securities" and, the Preferred Securities together with the Common Securities, the "Trust Securities"); and

            Whereas, in connection with the issuance of the Preferred Securities by the Trusts, PTG has (i) pursuant to a Preferred Securities Guarantee Agreement, dated as of January 9, 1996, between PTG and The First National Bank of Chicago, as Trustee (the "PTG Financing I Guarantee"), agreed to guarantee, on a subordinated basis, certain payments to be made with respect to the Financing I Preferred Securities, to the extent that Financing I has funds sufficient to make such payments and (ii) pursuant to the Preferred Securities Guarantee Agreement, dated as of June 18, 1996, as amended by a First Amendment thereto, dated as of June 18, 1996, each between PTG and the First National Bank of Chicago, as trustee (the "PTG Financing II Guarantee" and, together with the PTG Financing I Guarantee, the "PTG Guarantees"), agreed to guarantee, on a subordinated basis, certain payments to be made with respect to the Financing II Preferred Securities, to the extent that Financing II has funds sufficient to make such payments; and

            Whereas, in connection with the issuance of the Preferred Securities by the Trusts, PTG has issued approximately $515.5 million in principal amount of its 7.56% Subordinated Deferrable Interest Debentures due January 31, 2026 (the "7.56% Debentures") to Financing I and approximately $514.5 million in principal amount of its 8 1/2% Subordinated Deferrable Interest Debentures due June 30, 2026 (the "8 1/2% Debentures" and, together with the 7.56% Debentures, the "Junior Subordinated Debentures") to Financing II; and

            Whereas, in connection with the issuance of the Preferred Securities by the Trusts, PTG has agreed, pursuant to the trust agreements of the Trusts and the Indenture, dated as of January 9, 1996, between PTG and the First National Bank of Chicago, as trustee (as supplemented, the "Indenture"), to pay
(i) all costs and expenses relating to the offering of the Trust Securities and the Junior Subordinated Debentures, (ii) all debts and other obligations (other than with respect to the Trust Securities) and all costs and expenses of the Trusts (including costs and expenses relating to the organization, maintenance and dissolution of the Trusts, the fees and expenses of the Trustees of the Trusts and the costs and expenses relating to the operation of the Trusts and the enforcement by the Property Trustee of the Trusts of the rights of the holders of the Preferred Securities) and (iii) all taxes (other than United States withholding taxes) to which the Trusts may become subject and all costs and expenses with respect thereto (collectively, the "PTG Expense Undertakings"); and

            Whereas, on April 1, 1997, SBC Communications Inc. (the "Corporation") and PTG completed the merger of a subsidiary of the Corporation into PTG, whereupon PTG became a wholly-owned subsidiary of the Corporation; and

            Whereas, the Corporation is a reporting company current in all of its reporting obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and wishes to have PTG cease its reporting under the Exchange Act without giving rise to any reporting obligations for the Trusts;

            Therefore, be it:

            RESOLVED, the Corporation hereby irrevocably, fully and unconditionally guarantees the Preferred Securities of each Trust (these "Preferred Securities Guarantees") on the following terms: (i) the Corporation is jointly and severally liable with PTG for the payment in full of the payments due under the PTG Guarantees (without duplication of amounts theretofore paid by the related Trustee) as and when due, regardless of any defense, right of set-off or counterclaim that the related Trust may have or assert, provided, however, that these Preferred Securities Guarantees will not apply to any distributions if and to the extent that the related Trust does not have funds sufficient to make such payments and PTG would not be obligated therefor under the related PTG Guarantee; (ii) the holders of the Preferred Securities are entitled to enforce their rights under the related Preferred Securities
Guarantee directly against the Corporation, without first instituting a proceeding against the applicable Trust, PTG or any other person or entity; and
(iii) these Preferred Securities Guarantees are unsecured and rank (a) junior in right of payment to all other liabilities of the Corporation (including the Junior Subordinated Debenture Guarantee discussed below) except for those obligations that are made pari passu with or subordinate to these Preferred Securities Guarantees by their terms, (b) pari passu with the most senior preferred or preference stock now or hereafter issued by the Corporation and with any guarantee now or hereafter entered into by the Corporation in respect of any preferred or preference stock of any affiliate of the Corporation and (c) senior to the common stock of the Corporation; and

            RESOLVED, that the Corporation hereby irrevocably, fully and unconditionally guarantees PTG's payment obligations under its Junior Subordinated Debentures (these "Debentures Guarantees") on the following terms:
(i) these Debentures Guarantees are unsecured and subordinated with respect to the Senior Indebtedness of the Corporation in the same manner and to the same extent as the Junior Subordinated Debentures are subordinated with respect to the Senior Indebtedness of PTG (for this purpose, "Senior Indebtedness" of the Corporation has the same meaning as "Senior Indebtedness" of PTG under the Indenture except that (a) the Corporation is substituted for PTG, (b) the Debentures Guarantees are substituted for the Subordinated Debentures and (c) the descriptive inclusionary clauses referring to PTG subsidiaries are omitted as inapplicable); (ii) the Corporation is jointly and severally liable with PTG to make payments of interest, principal and premium, if any, on any Junior Subordinated Debentures on the date such interest or principal is due and payable; (iii) the holders of the Junior Subordinated Debentures are entitled to enforce the related Debentures Guarantee directly against the Corporation, without first proceeding against PTG or any other person or entity; (iv) if any Junior Subordinated Debentures are held by a Trust, (a) the Corporation may satisfy its payment obligation under the related Debentures Guarantee by directly paying to each holder of the Preferred Securities of such Trust the due and unpaid principal of or interest on such Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the related Preferred Securities held by such holder and (b) each holder of the Preferred Securities of a Trust is entitled to enforce the related Debenture Guarantee directly against the Corporation, without first proceeding against PTG or any other person or entity; and

            RESOLVED, that the Corporation hereby irrevocably, fully and unconditionally assumes joint and several liability with PTG for all payment obligations under the PTG Expense Undertakings (these "Expense Undertakings") on the following terms: (i) these Expense Undertakings are for the benefit of and enforceable by the beneficiaries of the PTG Expense Undertakings; and (ii) the beneficiaries of the PTG Expense Undertakings are entitled to enforce such undertakings directly against the Corporation without first proceeding against PTG, the related Trust or any other person or entity; and

            RESOLVED,  that  the  Preferred  Securities  Guarantees,   Debenture
Guarantees and Expense Undertakings are effective on the date hereof and are irrevocable.